UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2010

Federal-Mogul Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-52986	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2010, the Company entered into three agreements with its President and CEO, José Maria Alapont pursuant to which Mr. Alapont agreed to remain as President and CEO of the Company through March 23, 2013.  The agreements are effective as of March 23, 2010 and amend and restate certain existing agreements between Mr. Alapont and the Company.  Mr. Alapont will also continue as a member of the Company’s Board of Directors.

Mr. Alapont and the Company entered into the Second Amended and Restated Employment Agreement dated as of March 23, 2010 (the “SAREA”) which amends and restates the Amended and Restated Employment Agreement dated as of December 31, 2008.  Under the SAREA, Mr. Alapont has agreed to serve as President and CEO of the Company for a three-year period ending March 23, 2013 (the “Extended Term”) at a salary of $1.5 million per annum and with an annual cash bonus not to exceed $1.5 million per annum.  The SAREA provides for payments under certain benefit plans and fringe benefits to Mr. Alapont in any calendar year in an aggregate dollar amount not greater than 125% of the aggregate 2009 dollar amount of payments under such benefit plans and fringe benefits.

As of March 23, 2010, Mr. Alapont has fully qualified for 20 years of service credit under the KEY Executive Pension Plan (the “KEY Plan”), and accordingly no further years of service credit may be earned under the Key Plan and he may retire from the Company and receive benefits under this plan at any time.  Pursuant to the SAREA, the Company and Mr. Alapont agreed that for purposes of determining “Final Average Compensation” (as such term is defined in the KEY Plan) the period for determining the three consecutive years in which Mr. Alapont earned the highest compensation will be the five year period ending March 23, 2010.

In connection with the SAREA, the Company and Mr. Alapont agreed to restate the Stock Option Agreement dated February 15, 2008 (the “Stock Option Agreement”) between the Company and Mr. Alapont in respect of options to purchase four million shares of Common Stock of the Company under the Stock Option Agreement (the “Option”) and did so by entering into a Restated Stock Option Agreement dated as of March 23, 2010 (the “Restated Option Agreement”).  The Option has fully vested as of March 23, 2010 and is fully exercisable in accordance with the terms of the Restated Option Agreement as of such date.  The Stock Option Agreement provided that in no event would the Option be exercised after December 27, 2014. Under the Restated Stock Option Agreement if, on any date prior to December 27, 2014, Mr. Alapont is no longer employed by the Company for any reason whatsoever (the date on which such event occurs being the “Relevant Date”), then the Option shall be exercisable by Mr. Alapont until and including the earlier of (i) the date which is the 90th day after the Relevant Date, and (ii) December 27, 2014.

The Company has agreed in the Restated Option Agreement to register under the Securities Act of 1933, as amended, the shares of Common Stock subject to the Option as promptly as practicable following March 23, 2010, but not later than 30 days following the date of the Company’s 2010 annual meeting of stockholders, by filing a Form S-8 registration statement in respect such shares of Common Stock.  The Restated Option Agreement also provides that the Company, acting through the Compensation Committee of the Board of Directors (the “Committee”), has the right in connection with any exercise of the Option, to cash out all or part of the portion of the shares of  Common Stock for which the Option is being exercised by paying Mr. Alapont an amount in cash equal to the excess of the fair market value of the Common Stock, determined as of the date of exercise of the Option, over the option exercise price times the number of shares of Common Stock for which the Option is being exercised on such exercise date (“Cash Out Right”).  If the Committee does not exercise in whole the Cash Out Right within one business day of receipt of notice of exercise of the Option, then the Option (or portion thereof) shall have been exercised in the amount and manner specified in such notice.

The Company and Mr. Alapont also amended and restated the Amended and Restated Deferred Compensation dated as of December 31, 2008 to reflect the Extended Term of Mr. Alapont’s employment by entering into the Second Amended and Restated Deferred Compensation Agreement dated as of March 23, 2010.

The foregoing descriptions of the SAREA, the KEY Plan, the Restated Option Agreement and the Second Amended and Restated Deferred Compensation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and are incorporated herein by reference as Exhibits 10.1, 10.2, 10.3, and 10.4.

Item 8.01	Other Event

On March 18, 2010, the Company issued a press release with respect to the extension of Mr. Alapont’s employment, a copy of which is attached hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement by and between the Company and José Maria Alapont dated as of March 23, 2010. *

10.2	KEY Executive Pension Plan for José Maria Alapont amended and restated January1, 2009. *

10.3	Restated Stock Option Agreement dated as of March 23, 2010 by and between the Company and José Maria Alapont. *

10.4	Second Amended and Restated Deferred Compensation Agreement by and between the Company and José Maria Alapont dated as of March 23, 2010. *

99.1	Press Release issued March 18, 2010. *

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)
Date: March 24, 2010		/s/ Robert L. Katz
	By:	Robert L. Katz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement by and between the Company and José Maria Alapont dated as of March 23, 2010. *

10.2 10.3	KEY Executive Pension Plan for José Maria Alapont amended and restated January1, 2009. * Restated Stock Option Agreement dated March 23, 2010 by and between the Company and José Maria Alapont. *

10.4	Second Amended and Restated Deferred Compensation Agreement by and between the Company and José Maria Alapont dated as of March 23, 2010. *

99.1	Press Release issued March 18, 2010. *

* Filed herewith